BARCLAYS

Trade & Working Capital

Churchill Plaza
Churchill Way
Basingstoke
RG21 7GP
United Kingdom

Tel +44 (0)84 5900 6000

barclays.com

Date:7-4-15

For the Attention of: Ian Hill
UK Independent Medical Services Ltd
Brenner House
Rainton Bridge Business Park
Houghton Le Spring
DH4 5RA

Our ref SW/AT/17919

Dear Ian,

Re: Sales Finance Agreement between Uk Independent Medical Services Ltd ("the Customer") and Barclays Bank PLC dated 30/09/2010 (as amended, varied and replaced from time to time) ("the Agreement").

We refer to the Agreement. Words and terms defined in this letter shall have the meaning as set out in the Agreement.

We refer also to the recent review of your facility and can confirm that with effect from the Effective Date, the Agreement shall be amended as follows:

- The Minimum Period will be extended by a period of 36 months.
- The Discount Margin will be reduced to 2.05% / Base Rate.
- The Early Payment Percentage will be amended to 55%.
- Amendment of Special Condition 13 relating to the removal of Cash Collection targets (and only the cash collection targets) with immediate effect. For the avoidance of doubt the following wording within Special Condition 13 is to remain in place, "Additionally, for any debtors where more than 50% of the debt outstanding is outside of the recourse period, we shall implement a retention in respect of the entire debtor balance ("cross ageing").
- New Special Condition 17 " Barclays reserves the right to review and / or amend Financial and / or Operational Covenants in the event of a change in UK and / or Global Group structure".
- A renewal and extension fee of £14,500 plus VAT will apply.

The Effective Date will be the date following receipt of your signed acknowledgment and that all conditions (if any) have been met to our satisfaction.

All other terms of the Agreement remain as stated.

Please sign and return one copy of this letter to acknowledge the amendment to the terms of the Agreement using the enclosed pre-paid envelope and retain one copy for your records. Any fees referred to in this letter shall be debited to your Payment Account on the Effective Date.

We trust that you will find the above acceptable, however if you have any queries please do not hesitate to contact me or my assistant Alan Tipper on 01256 791237.

For and on behalf of Barclays Bank PLC

pp

Stuart Wainwright
Relationship Director

0777 555 2014
stuart.wainwright@barclays.com

Agreed and acknowledged by
UK Independent Medical Servies Limited

Signature of Director/Co Secretary/Partner/Member/Sole Trader/Sole Director (delete as applicable)	Print Name of Director/Co Secretary/Partner/Member/Sole Trader/Sole Director (delete as applicable)	Date
Signature of Director/Co Secretary/Member/Witness (delete as applicable)	Print Name of Director/Co Secretary/Member/Witness (delete as applicable)	Date

Address of Witness (if applicable): ______________________

Occupation of Witness (if applicable): ______________________

*Please note that we require this facility amendment letter to be acknowledged by at least two people. Where a Witness is required, please ensure that the Witness is not someone who is related to you or who resides at the same address as you or is an employee of Barclays Bank PLC.